PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated March 12, 2021	Registration No. 333-253872

PROSPECTUS

6,337,000 Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated March 12, 2021 (the “Prospectus”), relating to the offer and sale by the selling security holders identified in the Prospectus of up to 6,337,000 shares of common stock of Cell MedX Corp. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on May 26, 2021.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated March 12, 2021. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated March 12, 2021.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement No. 2 is Dated May 27, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 24, 2021

CELL MEDX CORP.

(Exact name of registrant as specified in its charter)

NEVADA	000-54500	38-3939625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 W. Nye Ln, Suite 446 Carson City, NV		89706
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(844) 238-2692

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 24, 2021, Cell MedX Corp. (the “Company”) entered into independent contractors services agreements (the “Agreements”) with Jim MacFarlane (dba Griffith Armada Capital), Richard Cavalli, and Howard Isaacs, who agreed to provide investor relations and market awareness services to the Company. The Agreements are for a period of three months and can be extended in writing upon agreement of the parties to the Agreement. The Company agreed to the following remuneration:

•Mr. MacFarlane will be paid $2,500 per month. In addition, the Company will issue to Griffith Armada Capital 100,000 restricted common shares of the Company, which shares will be issued in three monthly installments beginning on June 24, 2021. The Shares will be issued pursuant to the provisions of Regulation S of the United States Securities Act of 1933, as amended (the “Act”) as Griffith Armada Capital is not a resident of the United States and is otherwise not a “U.S. Person” as that term is defined in Rule 902(k) of Regulation S of the Act.

•Mr. Cavalli will be paid $5,000 per month in cash.

•The Company will issue to Mr. Isaacs 75,000 restricted common shares of the Company, which shares will be issued in three monthly installments beginning on June 24, 2021. The shares will be issued  pursuant to the provisions of Rule 506(b) of Regulation D of the Act, as Mr. Isaacs is an “accredited investor” as that term is defined under Regulation D of the Act.

ITEM 3.02UNREGISTERED SALES OF EQUITY SECURITIES.

On May 25, 2021, the Company issued 2,484,500 common shares of the Company (the “Shares”) on conversion of $496,900 the Company owed its debt holders under 6% demand notes payable and non-interest-bearing advances. In addition to issuance of the shares, the Debt holders agreed to forgive $32,677 in accrued interest.

Concurrently with conversion of debt, the Company closed a non-brokered private placement financing at a price of $0.20 per Share, by issuing 200,000 Shares for total gross proceeds of $40,000.

The Shares were issued pursuant to the provisions of Regulation S of the Act to the persons who are not residents of the United States and are otherwise not “U.S. Persons” as that term is defined in Rule 902(k) of Regulation S of the Act.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

ITEM 7.01REGULATION FD DISCLOSURE.

On May 26, 2021, the Company issued a news release announcing the conversion of debt and closing of the private placement offering.  See “Item 3.02 - Unregistered Sales of Equity Securities” above. In addition, the Company announced engagement of Jim MacFarlane (dba Griffith Armada Capital), Richard Cavalli, and Howard Isaacs to provide investor relations and market awareness services to the Company, as described in more detail in Item 1.01 of this current report on Form 8-K.

This information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing. By filing this report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

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ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits

The following exhibits are provided with this Current Report:

Exhibit Number	Description of Exhibit
10.1	Independent Contractors Services Agreement between the Company and Mr. Issacs and Mr. Cavalli dated for reference May 24, 2021.
10.2	Independent Contractors Services Agreement between the Company and Jim MacFarlane, dba Griffith Armada Capital, dated for reference May 24, 2021.
99.1	News Release dated May 26, 2021.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL MEDX CORP.

Date: May 26, 2021

By: /s/ Frank McEnulty
Frank McEnulty,
Chief Executive Officer

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Exhibit 10.1

INDEPENDENT CONTRACTORS SERVICES AGREEMENT

This Independent Contractor Services Agreement (the “Agreement”) is effective this 24th day of May, 2021, and is made by and between Cell MedX Corp. (the “Company”), with an address at 123 West Nye Ln., Suite 446, Carson City, NV 89706 and Howard Isaacs of [redacted], and Richard Cavalli of [redacted] (together referred herein as the “Contractors”).

Engagement of Services

The Company agrees to hire the Contractors and the Contractors agree to research and write articles, reports, and blogs about the Company that will be directed to individual investors, financial institutions, and potential industry partners.

The Contractors must receive written approval from the Company on all written material prior to public dissemination. If any written material is disseminated by the Contractors without the prior approval of the Company this Agreement may be terminated immediately and no further payments will be made.

Term

The initial term of this Agreement is 3 months beginning May 24, 2021, and ending August 24, 2021, and can be extended in writing upon agreement of all parties. The Agreement can be cancelled by either party with 30-day notice.

Compensation

Richard Cavalli

The Company agrees to pay Richard Cavalli $5,000 per month in United States dollars on the following schedule in advance of each month.

May 24, 2021	$5,000
June 24, 2021	$5,000
July 24, 2021	$5,000

Payments to Richard Cavalli to be wired to:

RICHARD A CAVALLI

[redacted]

Richard Cavalli Social Security number is: [redacted].

Howard Isaacs

The Company agrees to pay Howard Isaacs 25,000 restricted shares of the common stock of Cell MedX Corp. per month at a deemed price of $0.20 per share.

Mr. Isaacs will receive a total of 75,000 restricted common shares of Cell MedX Corp. issued as follows;

June 24, 2021	25,000 Restricted Common Shares
July 24, 2021	25,000 Restricted Common Shares
August 24, 2021	25,000 Restricted Common Shares

Mr. Isaacs represents that he is an accredited investor as defined in Rule 510(a) under the Securities Act of 1933, as Amended (The “Act”). An investor Questionnaire is attached and is to be filled in prior to the issuance of share certificates.

Howard Isaacs Social Security number: [redacted]

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Isaacs’ shares to be delivered to:

[redacted]

Independent Contractor Relationship

The Contractors’ relationship with the Company is that of independent contractors, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.

The Contractors are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. The Contractors are solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of the Contractors’ compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to the Contractors by filing Form 1099-MISC with the Internal Revenue Service as required by law.

Ownership Rights in Company Property

The Company shall be the sole and exclusive owner of Company Property. “Company Property” means (a) all materials (including, without limitation, all documents, data, reports, drawings, analyses, equipment, products, prototypes, services and other work) furnished to the Contractors by the Company or produced by the Contractors in the performance of this Agreement or pursuant to any Project Assignment; and (b) all copyrights, patents, trade secrets, inventions, and other proprietary rights produced by the Contractors in the performance of this Agreement or pursuant to any Project Assignment. The term “Company Property” does not include any general know-how, methodology, processes, products, devices or experience the Contractors gained prior to performance of the Services or from experience gained parallel to performance of the Services from unrelated sources. To the fullest extent permitted by law, all Company Property produced by the Contractors shall be deemed to be “Works for Hire” for the benefit of the Company, as U.S. federal and international copyright law defines that term. To the extent Company Property may not be considered Works for Hire, the Contractors hereby sell, assign, and transfer all of their rights, title, and interest in Company Property to the Company, without additional consideration. The Contractors shall promptly execute and deliver any documents or instruments reasonably requested by the Company to evidence such transfers and the Contractors shall be reimbursed for reasonable expenses incurred by compliance with this obligation.

Survival

The rights and obligations contained herein will survive any termination or expiration of this Agreement.

Notices

Any notice which a party is required or permitted to give to another party shall be given by personal delivery, email or registered or certified mail, return receipt requested, addressed to the other party at the appropriate address set forth in this Section below, or at such other address as the other party may from time to time designate in writing. The date of personal delivery or the date of mailing of any such notice shall be deemed to be the date of delivery thereof.

If to the Company:

Cell MedX Corp.

123 West Nye Ln

Suite 446

Carson City, NV 89706

If to the Contractors:

Howard Isaacs

[redacted]

Richard Cavalli

[redacted]

Quality

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The Contractors warrant to the Company that the Services performed under this Agreement shall be performed with the degree of skill and care that is required by current, good and sound professional procedures and practices, and in conformance with generally accepted professional standards prevailing at the time the work is performed so as to ensure that the services performed are correct and appropriate for the purposes contemplated in this Agreement.

Governing Law

This Agreement shall be governed by the laws of the State of Nevada.

Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Services undertaken by the Contractors for the Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, May 24, 2021.

Cell MedX Corp.

By: /s/ Brad Hargreaves

Name: Brad Hargreaves

Title: VP Technology & Operations

Contractors

By: /s/ Howard Isaacs

Howard Isaacs

By: /s/ Richard Cavalli

Richard Cavalli

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Exhibit 10.2

INDEPENDENT CONTRACTORS SERVICES AGREEMENT

This Independent Contractor Services Agreement (the “Agreement”) is effective this day of May 24, 2021, and is made by and between Cell MedX Corp. (the “Company”),  with an address at 123 West Nye Ln., Suite 446, Carson City, NV 89706 and Jim MacFarlane D.B.A. Griffith Armada Capital (the “Contractor”), with an address at 4888 Pine Crescent, Vancouver, BC V6J 4L3.

Engagement of Services

The Contractor has particular skills with respect to marketing services and Investor awareness for public companies along with significant contacts in the corporate finance and investment community. The Contractor is to use these skills and contacts to increase investor awareness in the Company. The Contractor will also introduce the Company to potential investors.

The Contractor must receive written approval from the Company on all written material prior to public dissemination. If any written material is disseminated by the Contractor without the prior approval of the Company this Agreement may be terminated immediately and no further payments will be made.

Term

The initial term of this Contract is 3 months, beginning May 24, 2021, and ending August 24, 2021, and can be extended in writing upon agreement of all parties. Contract can be cancelled by either party with 30-day notice.

Compensation

The Company agrees to pay the Contractor $2,500 per month in United States dollars based on the following schedule in advance of each month;

May 24, 2021	$2,500
June 24, 2021	$2,500
July 24, 2021	$2,500

In addition to the cash payments, the Company will issue to the Contractor a total of 100,000 restricted common shares of Cell MedX Corp. as follows;

June 24, 2021	33,333 Restricted Common Shares
July 24, 2021	33,333 Restricted Common Shares
August 24, 2021	33,334 Restricted Common Shares

The cash payments are to be issued in the name of Jim MacFarlane  and the restricted common shares of Cell MedX Corp. are to be issued in the name of Griffith Armada Capital.

Independent Contractor Relationship

The Contractor's relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.

The Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, provincial or local tax authority with respect to the performance of services and receipt of fees under this Agreement. The Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of the Contractor's compensation will be subject to withholding by the Company for the payment of any employee payroll taxes.

Ownership Rights in Company Property

The Company shall be the sole and exclusive owner of Company Property. “Company Property” means (a) all materials (including, without limitation, all documents, data, reports, drawings, analyses, equipment, products, prototypes, services and other work) furnished to the Contractor by the Company or produced by the Contractor in the performance of this Agreement or pursuant to any Project Assignment; and (b) all copyrights, patents, trade secrets, inventions, and other proprietary rights produced by the Contractor in the performance of this Agreement or pursuant to any Project Assignment. The term “Company Property” does not include any general know-how, methodology, processes, products, devices or experience of the Contractor gained prior to performance of the Services or from experience gained parallel to performance of the Services from unrelated sources. To the fullest extent permitted by law, all Company Property produced by the Contractor shall be deemed to be “Works for Hire” for the benefit of the Company, as U.S. federal and international copyright law defines that term. To the extent Company Property may not be considered Works for Hire, the Contractor hereby sells, assigns, and transfers all of its rights, title, and interest in Company Property to the Company, without additional consideration. The Contractor shall promptly execute and deliver any documents or instruments reasonably requested by the Company to evidence such transfers and the Contractor shall be reimbursed for reasonable expenses incurred by compliance with this obligation.

Survival

The rights and obligations contained herein will survive any termination or expiration of this Agreement.

Notices

Any notice which a party is required or permitted to give to another party shall be given by personal delivery, email or registered or certified mail, return receipt requested, addressed to the other party at the appropriate address as set forth below, or at such other address as the other party may from time to time designate in writing. The date of personal delivery or the date of mailing of any such notice shall be deemed to be the date of delivery thereof.

If to the Company:

Cell MedX Corp.

123 West Nye Ln

Suite 446

Carson City, NV 89706

Email: john@cellmedx.com

If to the Contractor:

Jim MacFarlane

D.B.A. Griffith Armada Capital

4888 Pine Crescent

Vancouver, BC V6J 4L3

Email: zipitzoomit@yahoo.ca

Quality

The Contractor warrants to the Company that the Services performed under this Agreement shall be performed with the degree of skill and care that is required by current, good and sound professional procedures and practices, and in conformance with generally accepted professional standards prevailing at the time the work is performed so as to ensure that the services performed are correct and appropriate for the purposes contemplated in this Agreement.

Governing Law

This Agreement shall be governed by the laws of the State of Nevada.

Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Services undertaken by the Contractor for the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, May 24, 2021.

Cell MedX Corp.

By: /s/ Brad Hargreaves

Name: Brad Hargreaves

Title: VP Technology & Operations

Griffith Armada Capital

By: /s/ Jim MacFarlane

Name: Jim MacFarlane

Title: CEO

Exhibit 99.1

CELL MEDX CORP. OTCQB: CMXC

FOR IMMEDIATE RELEASE MAY 26, 2021

Cell MedX Corp. Converts Debt to Shares, Closes Non-brokered Private Placement Financing, and Engages Investor Relations Consultants

Carson City, Nevada, May 26, 2021, Cell MedX Corp. (OTCQB: CMXC), Cell MedX Corp. (“Cell MedX” or the “Company”), a biotech company focusing on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general health and wellness, is pleased to announce that on May 25, 2021, the Company issued 2,484,500 common shares of the Company (the “Shares”) on conversion of $496,900 the Company owed its debt holders under 6% demand notes payable and non-interest-bearing advances. In addition to issuance of the shares, the Debt holders agreed to forgive $32,677 in accrued interest.

Concurrently with conversion of debt, the Company closed a non-brokered private placement financing at a price of $0.20 per Share, by issuing 200,000 Shares for total gross proceeds of $40,000.

The Shares were issued pursuant to the provisions of Regulation S of the United States Securities Act of 1933, as amended (the “Act”) to the persons who are not residents of the United States and are otherwise not “U.S. Persons” as that term is defined in Rule 902(k) of Regulation S of the Act.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of Cell MedX’s securities in the United States. The securities have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Marketing and Investor Relations

The Company is also pleased to announce that on May 24, 2021, the Company engaged Jim MacFarlane (dba Griffith Armada Capital), Richard Cavalli, and Howard Isaacs to provide investor relations and market awareness services to the Company. The agreements are for a period of three months and can be extended in writing upon agreement of the parties to the contract. The Company agreed to the following remuneration:

•Mr. MacFarlane will be paid $2,500 per month; in addition, the Company will issue to Griffith Armada Capital 100,000 restricted common shares of the Company, which shares will be issued in three monthly installments beginning on June 24, 2021.

•Mr. Cavalli will be paid $5,000 per month in cash.

•The Company will issue to Mr. Isaacs 75,000 restricted common shares of the Company, which shares will be issued in three monthly installments beginning on June 24, 2021.

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About Cell MedX Corp. (OTCQB: CMXC)

Cell MedX Corp. is a biotech company focused on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general health and wellness and alleviate complications associated with medical conditions including, but not limited to: diabetes, Parkinson’s disease, high blood pressure, neuropathy and kidney function. For more information about the Company and its technology please visit our website at www.cellmedx.com. For the Company's newsletter please visit www.cellmedx.com/media/newsletters/

On behalf of the Board of Directors of Cell MedX Corp.

Frank McEnulty

CEO

Forward Looking Statements

The information included in this press release has not been reviewed by the FDA, nor has it been peer reviewed. This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. All statements addressing product performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company's Quarterly, Annual and Current Reports filed with the United States Securities and Exchange Commission (the "SEC"). Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Company's forward-looking statements. Except as required by law, Cell MedX Corp. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Cell MedX Corp. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE:

Cell MedX Corp.

For further information visit: www.cellmedx.com.

Investor Relations: 1-310-409-6614

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